UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2013

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 6, 2013, ScanSource, Inc. (the “Company”), together with its subsidiaries ScanSource Latin America, Inc. and ScanSource Europe SPRL (collectively, the “Borrowers”), entered into Amendment No. 1 (the “Amendment”) to its Amended and Restated Credit Agreement, dated October 11, 2011, with JPMorgan Chase Bank, N.A. as Administrative Agent, and certain lenders named therein (the “Credit Agreement”). Terms not defined herein have the meaning given to them in the Amendment.

Among other things, the Amendment extends the maturity of its $300 million multi-currency senior secured revolving credit facility to November 6, 2018. Under its facility, the Company may request to increase its borrowings up to a total of $450 million, subject to obtaining additional credit commitments from the lenders participating in the increase. The Amendment also provides the Company with the right to request one or more term loans.

The Amendment keeps the existing interest rate spreads and commitment fees from the Company’s Credit Agreement. In addition, the Amendment amends a prior covenant of the Credit Agreement by replacing the Fixed Charge Coverage Ratio with an Interest Coverage Ratio.

J.P. Morgan Securities LLC is the Lead Left Bookrunner and Lead Arranger, and JPMorgan Chase Bank, N.A. is the Administrative Agent. TD Bank, N.A. is the Joint Bookrunner and Joint Arranger, as well as Co-Syndication Agent. Wells Fargo Bank, N.A. serves as Co-Syndication Agent, and Regions Bank serves as Documentation Agent.

The foregoing description is not complete and is qualified in its entirety by reference to the full and complete terms of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 Amendment No. 1, dated as of November 6, 2013, to the Amended and Restated Credit Agreement, dated October 11, 2011 among ScanSource, Inc., the subsidiary borrowers party thereto, and the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: November 8, 2013	By:	/s/ Charles A. Mathis
	Name:	Charles A. Mathis
	Its:	Senior Vice President and Chief Financial Officer

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